EXHIBIT 99.1

CONTACTS:	Corporate Communications 404/715-2554	Investor Relations 404/715-6679

Delta Air Lines Updates Quarterly Guidance Reflecting Effects of Uncertain
Geopolitical Environment

     ATLANTA, March 10, 2003 — Delta Air Lines (NYSE: DAL) today updated quarterly guidance to indicate an expected 1.5 percent system capacity reduction year over year for the March 2003 quarter, and announced additional fixed-price fuel contracts, ensuring fixed costs for approximately 60 percent of its estimated 2003 jet fuel requirements at an average price of $0.77 per gallon. Additionally, the airline now expects cash flow from operations for the quarter to be negative due to soft traffic and bookings resulting from concern over potential military action.

     “Current geopolitical uncertainties have weakened the already depressed revenue environment more than initially expected. Bookings for the quarter are down, and we expect this to continue,” said M. Michele Burns, executive vice president and chief financial officer. “Changes to capacity and additional fuel hedging agreements continue to help us manage through these difficult times. Delta remains committed to aggressively reducing costs and maintaining the flexibility to quickly adjust to changing market demand.”

     Delta’s previous capacity guidance in early January indicated that the March 2003 quarter capacity would be up 0.5 to 1.0 percent. Changes in the capacity for the quarter were primarily driven by depressed customer demand due to potential military action in the Middle East. In January, the airline stated that cash flow from operations was expected to be slightly positive for the quarter.

     As of March 7, 2003, Delta has hedged 77 percent of its projected aircraft fuel requirements at an average price of $0.79 per gallon for the March 2003 quarter. For the second quarter of 2003, Delta is hedged 78 percent at $0.76 per gallon. Hedged prices in heating oil are quoted as cents per gallon and include transaction costs. Delta’s fuel hedging program will help mitigate additional cost pressures. In January, the airline announced that it had hedged 50 percent of its expected aircraft fuel needs for 2003 at an average price of $0.75 per gallon.

     Delta Air Lines, the world’s second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offers 5,619 flights each day to 438 destinations in 78 countries on Delta, Delta Express, Delta Shuttle, Delta Connection and Delta’s worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

Statements in this news release, which are not historical facts, including statements regarding Delta’s beliefs, expectations, estimates, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. For a list of factors that could cause these differences, see the Form 8-K that Delta filed today. Delta has no current intention to update its forward-looking statements.

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